Exhibit 99.1

Contact:	Timothy M. MacPhee
Vice President of Investor
Relations

Telephone:	(978) 688-1811
Fax:	(978) 688-2976

Watts Water Technologies Announces Departure

of Chief Financial Officer

North Andover, MA., March 30, 2018 — Watts Water Technologies, Inc. (NYSE: WTS) today announced that Todd A. Trapp, its Chief Financial Officer, has decided to leave the Company on April 6, 2018 to pursue a new opportunity. Robert J. Pagano, Jr., the Company’s President and Chief Executive Officer, will act as Chief Financial Officer on an interim basis while a search for the Company’s next Chief Financial Officer is being conducted.

“On behalf of the global leadership team and the Board of Directors, it has been a distinct pleasure working with Todd over the past three years,” said Mr. Pagano. “I want to thank Todd for his service and contributions to Watts and we wish him the very best in his next endeavor.”

Watts Water Technologies, Inc., through its family of companies, is a global manufacturer headquartered in the USA that provides one of the broadest plumbing, heating, and water quality product lines in the world. Watts Water companies and brands offer innovative plumbing, heating, and water quality solutions for residential, commercial, and industrial applications. For more information, visit www.wattswater.com.